Exhibit 99.2

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 19, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES 2009 SALES AND EARNINGS
GUIDANCE INCLUDING ANTICIPATED EFFECTS OF

ALVEOLUS AND BIOSEARCH TRANSACTIONS

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced sales and earnings guidance regarding management’s expectations for the fiscal year ending December 31, 2009, which includes the anticipated impact of the pending Alveolus, Inc. and Biosearch Medical Products, Inc. transactions.

Guidance is provided on the basis of full-year estimates for the existing Merit business and approximately 10 months’ estimates for business from the Alveolus and Biosearch transactions.

The actual results are subject to the successful closing of both transactions according to Merit’s current expectations within the next 30 days and the risks and uncertainties associated with such transactions.  Merit’s guidance and expectations set forth in this release are based on information currently available, and are subject to change as Merit works to complete the proposed transaction and undertakes the operation of the acquired business.  Those changes could be material.

Merit’s management estimates that sales from Merit’s existing business will be approximately $248-$251 million for the year ending December 31, 2009.  This represents an increase of approximately 10%, compared to sales of $227.1 million for the year ended December 31, 2008.

Merit’s management estimates revenues from the Alveolus and Biosearch transactions to be approximately $11.8 million for the 10-month period ending December 31, 2009.

Merit’s management believes that revenues for the combined businesses will be in the range of $260-$263 million, or approximately 15% increase over Merit’s revenues for the year ended December 31, 2008.

Merit’s management estimates that gross margins for the combined entities will be approximately 42.6%, an increase of 150 basis points compared to 41.1% for the year ended December 31, 2008.

Merit’s management believes that earnings for Merit’s existing business will be in the range of $0.84-$0.86 per share for the year ending December 31, 2009.  When adjusted to include business from the Alveolus and Biosearch transactions, Merit’s management estimates earnings to be in the range of $0.77-$0.79 per share.

The new earnings estimates are affected by Statement of Financial Accounting Standards No. 141(R) which, effective January 1, 2009, states that expenses of the Alveolus and Biosearch transactions must be expensed during the applicable period, rather than capitalized.  Aggregate expenses for the transactions are estimated to be approximately $500,000-$600,000.

Additionally, Merit has agreed to pay the current 22 Alveolus employees for a period of 90 days following the closing of the transaction.  Merit’s management believes this is necessary for an orderly transition.  After the 90-day transition period, employment costs will drop by approximately $100,000 per month.

Merit intends to retain approximately 11 sales and marketing personnel as well as three engineering and operations personnel.  Merit also intends to recruit and hire an additional six sales people during various periods of 2009.

Amortization of Alveolus and Biosearch technology and intangibles Merit proposes to acquire is estimated to be $430,000 for the year ending December 31, 2009.

Merit’s management noted that it anticipates that its interest income will be reduced by approximately $400,000 due to the use of cash to acquire the Alveolus and Biosearch assets.

Merit’s management estimates that for 2010, the first full year of operations of the Alveolus and Biosearch businesses, earnings will be cash-flow positive.  Merit’s management estimates that revenues for the calendar year 2010 will be in the range of $290-$300 million and earnings to be in the range of $0.90-$1.00 per share.

CONFERENCE CALL

Merit invites all interested parties to participate in its conference call today, (Thursday, February 19, 2009) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The telephone numbers to call are (domestic) 800-218-8862; and (international) 303-262-2130.  A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

During the conference call, the information set forth in this release will be discussed in more detail.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,700 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007.  Such risks and uncertainties include risks relating to the closing of the proposed Alveolus and Biosearch transactions, including the possibility that conditions to closing those transactions may not be satisfied or that either or both of those transactions may not be completed; unanticipated consequences of Merit’s proposed acquisition of the Alveolus and Biosearch assets; challenges associated with Merit’s efforts to pursue new market opportunities, including opportunities in the gastroenterology and pulmonary markets; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; product recalls and product liability claims; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations; termination of supplier relationships, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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